EXHIBIT 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN HOLDINGS ELECTS JOSEPH M. JORDAN
AS A MEMBER OF ITS BOARD OF DIRECTORS

STAMFORD, CT, March 20, 2014 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for shelf-stable food and other consumer goods products, announced today that Joseph M. Jordan has been elected as a member of the Board of Directors of the Company, replacing Jeffrey C. Crowe who had previously resigned from the Company’s Board of Directors.  Mr. Jordan will serve as a Class III Director of the Company, completing Mr. Crowe’s term which runs until the Company’s annual meeting of stockholders in 2015.

Mr. Jordan, 67, brings more than 45 years of business experience to the Company.  He was formerly a partner of KPMG for over 25 years.  At KPMG, Mr. Jordan was a partner in the Financial Services practice.  He served as partner-in-charge of KPMG’s New York Insurance Practice and was KPMG’s National Director of Insurance Tax Services.  Mr. Jordan also served as a partner in KPMG’s Department of Professional Practice, specializing in SEC and PCAOB matters involving auditor independence and other regulatory matters.  Prior to joining KPMG, Mr. Jordan began his professional career with the United States Department of Treasury.  Mr. Jordan has also written numerous articles for several publications regarding various accounting and tax matters.
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SILGAN HOLDINGS
March 20, 2014

Silgan Holdings is a leading supplier of rigid packaging for shelf-stable food and other consumer goods products with annual net sales of approximately $3.7 billion in 2013.  Silgan operates 87 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe and a leading worldwide supplier of metal, composite and plastic closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.